      CORPORATIONS WHOSE EMPLOYEES ARE ELIGIBLE TO PARTICIPATE IN THE PLAN


MAIC Holdings, Inc.

Mutual Assurance, Inc.

Medical Assurance of West Virginia, Inc.

Physicians Insurance Company of Indiana

MAI Corporation

Mutual Assurance Agency, Inc.

LifeSouth, Inc.

ProActive Insurance Company